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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 3)
                                     -------

                               EPIX MEDICAL, INC.
         --------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
         --------------------------------------------------------------
                         (Title of Class of Securities)

                                    26881Q10
         --------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [x]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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=======================
CUSIP NO.   26881Q10                  13G
=======================

-------------------------------------------------------------------------------
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              LAUFFER GRANTOR RETAINED ANNUITY TRUST

-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) / /
              NOT APPLICABLE
                                                             (b) / /
-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              MASSACHUSETTS

-------------------------------------------------------------------------------
                                                 5     SOLE VOTING POWER
NUMBER OF SHARES                                       -0-
                                                 ------------------------------
BENEFICIALLY                                     6     SHARED VOTING POWER

OWNED BY                                               -0-
                                                 ------------------------------
EACH                                             7     SOLE DISPOSITIVE POWER

REPORTING                                              -0-
                                                 ------------------------------
PERSON                                           8     SHARED DISPOSITIVE POWER

WITH                                                   -0-
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not applicable
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO

-------------------------------------------------------------------------------



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=======================
CUSIP NO.   26881Q10                  13G
=======================

-------------------------------------------------------------------------------
1             NAME(S) OF REPORTING PERSON(S)
              S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

              Randall B. Lauffer

-------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) / /
              Not Applicable
                                                               (b) / /
-------------------------------------------------------------------------------
3             SEC USE ONLY


-------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

-------------------------------------------------------------------------------
                                              5       SOLE VOTING POWER
NUMBER OF SHARES                                      591,822
                                              ---------------------------------
BENEFICIALLY                                  6       SHARED VOTING POWER

OWNED BY                                              -0-
                                              ---------------------------------
EACH                                          7       SOLE DISPOSITIVE POWER

REPORTING                                             591,822
                                              ---------------------------------
PERSON                                        8       SHARED DISPOSITIVE POWER

WITH                                                  -0-
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           591,822
-------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           NOT APPLICABLE.
-------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.5%

-------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
-------------------------------------------------------------------------------




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Item 1(a)         Name of Issuer
                  --------------

                  EPIX MEDICAL, INC.


Item 1(b)         Address of Issuer's Principal Executive Offices
                  -----------------------------------------------

                  71 ROGERS STREET
                  CAMBRIDGE, MA  02142



Item 2(a)                                 Item 2(b)                                Item 2(c)
                                            Address of Principal
                                            --------------------
   Name of Person Filing                    Principal Business Office                Citizenship
   ---------------------                    -------------------------                -----------
   RANDALL B. LAUFFER                       EPIX MEDICAL, INC.                       UNITED STATES
                                            71 ROGERS STREET
                                            CAMBRIDGE, MA  02142


   LAUFFER GRANTOR RETAINED                 EPIX MEDICAL, INC.                       UNITED STATES
   ANNUITY TRUST                            C/O RANDALL B. LAUFFER,
                                            TRUSTEE
                                            71 ROGERS STREET
                                            CAMBRIDGE, MA  02142



Item 2(d)         Title of Class of Securities
                  ----------------------------

                  COMMON STOCK, $.01 PAR VALUE PER SHARE

Item 2(e)         CUSIP Number
                  ------------

                  26881Q10

Item 3.           If this statement is filed pursuant to Rules 13d-1(b) or
                  --------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a
                  -----------------------------------------------------


         (a)      [ ]   Broker or dealer registered under Section 15 of the
                        Exchange Act.

         (b)      [ ]   Bank as defined in section 3(a)(6) of the Exchange Act.

         (c)      [ ]   Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      [ ]   Investment company registered under Section 8 of the
                        Investment Company Act.

         (e)      [ ]   An investment Adviser in accordance with Rule
                        13d-1(b)(1)(ii)(E).



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        (f)      [ ]   An employee benefit plan or endowment fund in accordance
                       with Rule 13d-1(b)(1)(ii)(F).

        (g)      [ ]   A parent holding company or control person in accordance
                       with Rule 13d-1(b)(1)(ii)(G).

        (h)      [ ]   A savings associations as defined in Section 3(b) of
                       the Federal Deposit Insurance Act.

        (i)      [ ]   A church plan that is excluded from the definition of
                       an investment company under section 3(c)(14) of the Investment Company Act.

        (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

        If this statement is filed pursuant to Rule 13d-1(c), check this box.[ ]

        NOT APPLICABLE.

Item 4.          Ownership
                 ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)      Amount Beneficially Owned:

                 RANDALL B. LAUFFER                                      591,822
                 LAUFFER GRANTOR RETAINED ANNUITY TRUST                  0

        (b)      Percent of Class:

                 RANDALL B. LAUFFER                                      4.5%
                 LAUFFER GRANTOR RETAINED ANNUITY TRUST                  0.0%


        (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        RANDALL B. LAUFFER                            591,822
                        LAUFFER GRANTOR RETAINED ANNUITY TRUST              0

                  (ii)  shared power to vote or to direct the vote:

                        RANDALL B. LAUFFER                                  0
                        LAUFFER GRANTOR RETAINED ANNUITY TRUST              0


                  (iii) sole power to dispose or to direct the disposition of:


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                        RANDALL B. LAUFFER                            591,822
                        LAUFFER GRANTOR RETAINED ANNUITY TRUST              0

                  (iv)  shared power to dispose or to direct the disposition of:

                        RANDALL B. LAUFFER                                  0
                        LAUFFER GRANTOR RETAINED ANNUITY TRUST              0

Item 5.         Ownership of Five Percent or Less of a Class
                --------------------------------------------


         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]


Item 6.         Ownership of More than Five Percent on Behalf of Another Person
                ---------------------------------------------------------------


         NOT APPLICABLE.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company
                -------


         NOT APPLICABLE.

Item 8.         Identification and Classification of Members of the Group
                ---------------------------------------------------------


         NOT APPLICABLE.

Item 9.         Notice of Dissolution of Group
                ------------------------------

         NOT APPLICABLE.

Item 10.        Certification
                -------------

         NOT APPLICABLE.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 6, 2001
                                              ---------------------------------
                                              (Date)

                                              /s/ Randall B. Lauffer
                                              ---------------------------------
                                              (Signature)

                                              Randall B. Lauffer
                                              ---------------------------------
                                              Chief Scientific Officer




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                                                                    Exhibit 1
                                                                    ---------

                            Joint Filing Agreement of
                             Randall B. Lauffer and
                     Lauffer Grantor Retained Annuity Trust

         The undersigned hereby agree that the Schedule 13G with respect to the securities of EPIX Medical, Inc. dated as of even date herewith is filed on behalf of each of us pursuant to and in accordance with provisions of Rule 13(d)-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: February 6, 2001

                                            /s/ Randall B. Lauffer
                                            ---------------------------------
                                            Randall B. Lauffer



                                            LAUFFER GRANTOR RETAINED
                                            ANNUITY TRUST


                                           /s/ Randall B. Lauffer
                                           ----------------------------------
                                           Name:  Randall B. Lauffer
                                           Its:  Trustee